                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                         KENNETH COLE PRODUCTIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

      2.    Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

      4.    Proposed maximum aggregate value transaction:

            --------------------------------------------------------------------

      5.    Total fee paid:

            --------------------------------------------------------------------

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

            --------------------------------------------------------------------

      2.    Form, Schedule or Registration Statement No.:

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      3.    Filing Party:

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      4.    Date Filed:

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

                         KENNETH COLE PRODUCTIONS, INC.
                              603 West 50th Street
                               New York, NY 10019

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 23, 2002

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Kenneth Cole Productions, Inc. (the "Company"), a New York corporation, will be held on Thursday, May 23, 2002 at 10:00 A.M. at the Company's principal administrative offices, 2 Emerson Lane, Secaucus, NJ 07094 for the following purposes, or as more fully described in the Proxy Statement accompanying this Notice:

     1.   To elect six directors to serve for a term of one year;

     2. To amend the Kenneth Cole 1994 Stock Option Plan to increase by 1,000,000 the number of Class A Shares authorized for issuance thereunder;

     3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company to serve for the 2002 fiscal year; and

     4. To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof in connection with the foregoing or otherwise.

      The Board of Directors set April 23, 2002 as the record date for the Annual Meeting. This means that shareholders of record at the close of business on that date are the only shareholders entitled to notice of and to vote at the Annual Meeting.

      To assure your representation at the Annual Meeting, you are requested to fill in, date and sign the enclosed proxy, which is solicited by the Company's Board of Directors, and to mail it promptly in the envelope provided. Any shareholder attending the Annual Meeting may vote in person even if he or she previously returned a proxy.

      We encourage you to read this Proxy Statement carefully. In addition, you may obtain information about Kenneth Cole Productions, Inc. from the Annual Report to Shareholders included with this notice and from documents that we have filed with the Securities and Exchange Commission SEC.

                                        By Order of the Board of Directors,


                                        /s/ Stanley A. Mayer
                                        -----------------------------------
New York, New York                      Stanley A. Mayer
April 24, 2002                          Secretary


--------------------------------------------------------------------------------
                                   IMPORTANT

A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

--------------------------------------------------------------------------------

                                  KENNETH COLE

                                    NEW YORK

Kenneth Cole Productions, Inc.
603 West 50th Street
New York, NY 10019

                                                                  April 24, 2002

To our Shareholders:

     On behalf of the Board of Directors and management of Kenneth Cole Productions, Inc., I cordially invite you to attend the Annual Meeting of Shareholders on Thursday, May 23, 2002 at 10:00 A.M. at the Company's principal administrative offices, 2 Emerson Lane, Secaucus, NJ 07094.

     The attached proxy statement, with formal notice of the meeting, describes the matters expected to be acted upon at the meeting. I urge you to review these materials carefully and to use this opportunity to take part in the affairs of Kenneth Cole Productions, Inc. by voting on the matters described in this Proxy Statement. I hope you will be able to attend the meeting. Certain directors and executive officers of the Company will be present at the meeting to respond to any questions that you may have. Accompanying the proxy materials is the Company's Annual Report to Shareholders for the year ended December 31, 2001. This report describes certain financial and operational aspects of the Company.

     It is important that your shares be represented whether or not you are able to be present at the Annual Meeting. I am gratified by our shareholders' continued interest in Kenneth Cole Productions, Inc. and urge you to complete, sign and date the enclosed proxy card and return it promptly.

     I look forward to seeing you at the annual meeting.

                                        Sincerely,


                                        /s/ Kenneth D. Cole
                                        --------------------------------------
                                        Kenneth D. Cole
                                        CHAIRMAN OF THE BOARD OF DIRECTORS AND
                                        CHIEF EXECUTIVE OFFICER

                         KENNETH COLE PRODUCTIONS, INC.

                            603 West 50th Street New
                                 York, NY 10019

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 23, 2002

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Kenneth Cole Productions, Inc., a New York corporation (the "Company"), of proxies to be used at the Annual Meeting of Shareholders (the "Annual Meeting"), to be held at the Company's principal administrative offices, located at 2 Emerson Lane, Secaucus, NJ 07094, on Thursday, May 23, 2002 at 10:00 A.M. and at any adjournment or postponement thereof. The approximate date on which this proxy statement, the foregoing notice and the enclosed proxy were first mailed or given to shareholders was April 24, 2002.

                      GENERAL INFORMATION ABOUT THE MEETING

WHO MAY VOTE

      You may vote your Kenneth Cole Productions, Inc. common stock if our records show that you owned your shares on April 23, 2002 at the close of business on that date.

      On April 23, 2002, the Company had outstanding 11,190,736 shares of Class A Common Stock, par value $.01 and 8,456,097 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"). All of the issued and outstanding shares of Class B Common Stock are owned directly or indirectly by Kenneth D. Cole, Chairman of the Board and Chief Executive Officer of the Company.

      Except as otherwise provided in the Company's Restated Certificate of Incorporation or by law, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class on all matters to be voted upon at the Annual Meeting and any adjournment thereof, with each record holder of Class A Common Stock entitled to one vote per share of Class A Common Stock, and each record holder of Class B Common Stock entitled to ten votes per share of Class B Common Stock. The Company's Restated Certificate of Incorporation provides that the holders of the Class A Common Stock vote separately as a class to elect 25% (not less than two directors) of the Company's Board of Directors.

VOTING YOUR PROXY

      Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that nominee. For shares held through a broker, bank or other nominee, follow the instructions on the voting instruction card included with your voting materials. If you provide specific voting instructions, your shares will be voted as you have instructed. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. See "Counting the votes" and "Vote required" below for further information.

VOTES NEEDED TO HOLD THE MEETING

      In accordance with New York law and the Company's By-laws, the Annual Meeting will be held if a majority of Kenneth Cole Productions, Inc.'s outstanding shares entitled to vote is present or represented by proxy at the meeting. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting an "abstention", if you:

      - are present and vote in person at the meeting; or

      - have properly submitted a proxy card

      In addition, shares which are present or represented by proxy at the Annual Meeting will be counted for purposes of determining if there is a quorum regardless of whether a broker with authority fails to exercise its authority to vote on some or all of the proposals at the Annual Meeting (a "broker non-vote").

COUNTING THE VOTES

      In the election of directors, you may vote "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. For the increase in the number of shares reserved for issuance under the Kenneth Cole 1994 Stock Option Plan, you may vote "FOR", "AGAINST" or "ABSTAIN". For the ratification of Ernst & Young LLP as the Company's independent auditors, you may vote "FOR", "AGAINST" or "ABSTAIN". Abstentions and broker non-votes will not be included in the tabulation of the votes cast on any of the proposals at the Annual Meeting.

VOTE REQUIRED

      In the election of Directors, the affirmative vote of a plurality of the shares voting, in person or by proxy, at the Annual Meeting is required to elect each nominee director. All other proposals require the affirmative vote of a majority of the shares voting, in person or by proxy, at the Annual Meeting.

OUR VOTING RECOMMENDATIONS

      Our Board of Directors recommends that you vote:

      o     "FOR" each of management's nominees to the Board of Directors;

      o     "FOR" amendment of the Kenneth Cole 1994 Stock Option Plan

      o "FOR" ratification of the appointment of Ernst & Young LLP as independent auditors

MATTERS TO BE VOTED ON AT THE MEETING

     There are three proposals that will be presented for your consideration at the meeting:

      o     Election of the Board of Directors;

      o Approval of an increase in the shares reserved for issuance under the Kenneth Cole 1994 Stock Option Plan

      o Ratification the appointment of Ernst & Young LLP as independent auditors

COST OF THIS PROXY SOLICITATION

      We will pay the costs of the solicitation of proxies for the Annual Meeting. We have hired Georgeson Shareholder to help us solicit proxies from brokers, bank nominees and other institutions for a fee of $950, plus reasonable out-of-pocket expenses. We may also reimburse brokerage firms and other persons representing beneficial owners, such as banks and trustees, of shares for their reasonable expenses in forwarding the voting materials to their customers who are beneficial owners of shares of Class A Common Stock and obtaining their voting instructions.

ATTENDING THE MEETING

      You may vote shares held directly in your name in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card or proof of identification for entrance to the meeting. If you want to vote shares that you hold in street name at the meeting, you must request a legal proxy from your broker, bank or other nominee that holds your shares.

CHANGING YOUR VOTE

      You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing a new proxy card with a later date or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke your proxy. See "Voting your proxy" above for further instructions.

VOTING RESULTS

      The preliminary voting results will be announced at the meeting. The final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2002.

DELIVERY OF VOTING MATERIALS

      To reduce the expenses of delivering duplicate voting materials to our shareholders who may have more than one Kenneth Cole Productions, Inc. stock account, we are taking advantage of new householding rules that permit us to deliver only one set of voting materials, meaning the proxy statement, proxy card and the 2001 annual report to shareholders, to shareholders who share an address unless otherwise requested.

HOW TO OBTAIN A SEPARATE SET OF VOTING MATERIALS

      If you share an address with another shareholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by e-mailing us at investrelations@kennethcole.com or writing us at Kenneth Cole Productions, Inc., 2 Emerson Lane, Secaucus, NJ 07094, Attn: Investor Relations.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as of April 23, 2002 with respect to the beneficial ownership of the Class A Common Stock and Class B Common Stock, by (i) each beneficial holder of more than five percent of any class of the Company's voting securities, (ii) each director and nominee for director of the Company who owns shares of any class of the Company's voting securities, (iii) the Company's Chief Executive Officer, and each of the Company's four most highly compensated executive officers, other than the Chief Executive Officer and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person listed has sole voting power with respect to the shares beneficially owned by such person.

                                          CLASS A COMMON STOCK       CLASS B COMMON STOCK
                                       --------------------------  -------------------------
NAME OF BENEFICIAL OWNER               NUMBER OF SHARES   PERCENT  NUMBER OF SHARES  PERCENT
------------------------               ----------------   -------  ----------------  -------
Kenneth D. Cole(1) .................     9,026,097(2)       46.0%     8,456,097       100.0%
Paul Blum(1) .......................       435,273(3)        3.9
Stanley A. Mayer(1) ................       233,500(4)        2.1
Denis F. Kelly .....................       107,521(5)        1.0
Robert C. Grayson ..................        48,125(6)          *
Susan Q. Hudson(1) .................        30,250(7)          *
Jaryn Bloom(1) .....................        37,500(8)          *
Philip B. Miller ...................        10,500(9)          *
Liz Claiborne, Inc. ................     1,500,000(10)      13.4
FMR Corp. ..........................     1,489,100(11)      13.3
Cramer Rosenthal McGlynn LLC .......     1,077,600(12)       9.6
All directors and executive officers
as a group (8 persons) .............     9,928,766          50.5      8,456,097     100.0

----------

*     Less than 1.0%

(1) The beneficial owner's address is c/o Kenneth Cole Productions, Inc., 603 West 50th Street, New York, NY 10019.

(2) Includes (a) 8,141,097 shares which Mr. Cole has the right to acquire within 60 days upon the conversion of 8,141,097 shares of Class B Common Stock, (b) 120,000 shares of Class B Common Stock held by the Kenneth Cole Foundation of which Mr. Cole is a co-trustee with his wife, (c) 187,500 shares of Class B Common Stock held by KMC Partners of which Mr. Cole is the living partner with 95% ownership, (d) 7,500 shares of Class B Common Stock held by the Cole Family Foundation of which Mr. Cole is sole trustee, (e) 150,000 shares of Class A Common Stock held by the Kenneth Cole 1994 Charitable Remainder Trust, of which Mr. Cole is the sole trustee, (f) 75,000 shares of Class A Common Stock held by the Kenneth Cole Foundation and (g) 345,000 shares which Mr. Cole has the right to acquire within 60 days upon the exercise of options granted to him under the Company's 1994 Stock Option Plan.

(3) Includes 193,500 shares which Mr. Blum has the right to acquire within 60 days upon the exercise of options granted to him under the Company's 1994 Stock Option Plan.

(4) Includes (a) 103,500 shares which Mr. Mayer has the right to acquire within 60 days upon the exercise of options granted to him under the Company's 1994 Stock Option Plan and (b) an aggregate of 130,000 shares which Mr. Mayer has the right to acquire within 60 days upon the exercise of options granted to him pursuant to certain stock option agreements with the Company.

(5) Includes 75,000 shares which Mr. Kelly has the right to acquire within 60 days upon the exercise of options granted to him under the Company's 1994 Stock Option Plan. Mr. Kelly's address is c/o Scura, Rise & Partners LLC, 712 Fifth Avenue, New York, NY 10019.

(6) Includes 33,125 shares which Mr. Grayson has the right to acquire within 60 days upon the exercise of options granted to him under the Company's 1994 Stock Option Plan. Mr. Grayson's address is c/o Berglass Grayson, 399 Park Avenue, 39th Floor, New York, NY 10022.

(7) Includes 30,250 shares which Ms. Hudson has the right to acquire within 60 days upon the exercise of options granted to her under the Company's 1994 Stock Option Plan.

(8) Includes 37,500 shares which Ms. Bloom has the right to acquire within 60 days upon the exercise of options granted to her under the Company's 1994 Stock Option Plan.

(9) Includes 7,500 shares which Mr. Miller has the right to acquire within 60 days upon the exercise of options granted to him under the Company's 1994 Stock Option Plan. Mr. Miller's Address is c/o Philip B. Miller Associates, 12 East 49th Street, 11th Floor, New York, NY 10017.

(10) As reported on Schedule 13(g) as filed with the Securities and Exchange Commission. The address of Liz Claiborne, Inc. is 1441 Broadway, New York, NY 10018.

(11) As reported on Schedule 13(g) as filed with the Securities and Exchange Commission on February 12, 2002. The address of FMR Corp. is 82 Devonshire St., Boston, MA 02109.

(12) As reported on Schedule 13(g) as filed with the Securities and Exchange Commission on February 5, 2002. The address of Cramer Rosenthal McGlynn LLC is 707 Westchester Ave., White Plains, NY 10604.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

      Six Directors are to be elected at the Annual Meeting to serve for a term of one year and until their respective successors have been elected and shall qualify. Each proxy received will be voted FOR the election of the nominees named below unless otherwise specified in the proxy. If any nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote in their discretion for a nominee, if any, that may be recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to eliminate the vacancy. At this time, the Board of Directors of the Company knows of no reason why any nominee might be unable to serve. There are no arrangements or understandings between any director or nominee and any other person pursuant to which such person was selected as a director or nominee.

NOMINEES FOR DIRECTOR

      The Company's Board of Directors has nominated six directors to be elected to the Board of Directors at the Annual Meeting: Kenneth D. Cole, Paul Blum, Stanley A. Mayer, Robert C. Grayson, Denis F. Kelly and Philip B. Miller.

      Denis F. Kelly and Robert Grayson are the nominees for director for election by the holders of the Class A Common Stock. The other nominees for director will be elected by the vote of the holders of the Class A Common Stock and the holders of the Class B Common Stock voting together as a single class. All nominees are currently directors. Each nominee has agreed to be named in this proxy statement and to serve as a Director if elected.

      Certain information concerning the nominees is set forth below:

                                                                                            YEAR BECAME
NAME                            AGE     PRINCIPAL OCCUPATION                                A DIRECTOR
----                            ---     --------------------                                ----------
Kenneth D. Cole .............    48     Chairman of the Board and Chief Executive Officer      1982

Paul Blum ...................    42     President                                              1994

Stanley A. Mayer ............    54     Executive Vice President, Chief Financial Officer,     1994
                                          Treasurer and Secretary

Robert C. Grayson ...........    57     President, Robert C. Grayson & Associates, Inc.        1996
                                          and Vice Chairman, Berglass-Grayson

Denis F. Kelly ..............    52     Managing Partner, Scura, Rise & Partners, Inc.         1994

Philip B. Miller ............    64     Principal, Philip B. Miller Associates                 2000

      KENNETH D. COLE has served as the Company's President and Chief Executive Officer since its inception in 1982. From 1976 through 1982, Mr. Cole was a senior executive of El Greco, Inc., a shoe manufacturing and design company which manufactured Candie's women's shoes. Mr. Cole is on the Boards of Directors of the American Foundation for AIDS Research (`'AmFAR ") and H.E.L.P., a New York agency that provides temporary housing for the homeless. In addition, Mr. Cole is a Director and President of each of the wholly owned subsidiaries of the Company.

      PAUL BLUM was appointed President of the Company in February 2002. He had served as Chief Operating Officer of the Company since February 1998. He also has served as Executive Vice President of the Company since May 1996 and as Senior Vice President from August 1992 until May 1996. Mr. Blum joined the Company in 1990. From 1982 until 1990, Mr. Blum served as Vice President and was a principal shareholder of The Blum Co., a fashion accessory firm, certain assets of which were purchased in 1990 by the Company.

      STANLEY A. MAYER has served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company since March 1988. From 1986 until joining the Company, Mr. Mayer held the position of Vice President-Finance and Administration of Swatch Watch USA, Inc. Mr. Mayer was the Controller of the Ralph Lauren and Karl Lagerfeld womenswear divisions of Bidermann Industries, USA, Inc. from 1979 until 1986. In addition, Mr. Mayer is the Vice President and Secretary of each of the wholly owned subsidiaries of the Company.

      ROBERT C. GRAYSON, is President of Robert C. Grayson & Associates, Inc. and Vice Chairman of Berglass-Grayson, consulting firms. From 1992-1996, Mr. Grayson served initially as an outside consultant to Tommy Hilfiger Corp., a wholesaler and retailer of men's sportswear and boyswear, and later accepted titles of Chairman of Tommy Hilfiger Retail, Inc. and Vice Chairman of Tommy Hilfiger Corp. From 1970 to 1992, Mr. Grayson served in various capacities for Limited Inc., including President and CEO of Lerner New York from 1985 to 1992, and President and CEO of Limited Stores from 1983 to 1985. Mr. Grayson serves on the Board of Directors of Ann Taylor Stores Corp. and Frisby Technologies, Inc.

      DENIS F. KELLY is a Managing Partner of Scura, Rise & Partners, LLC. From July 1993 to December 2000, Mr. Kelly was the head of the Mergers and Acquisitions Department at Prudential Securities Incorporated. From 1991 until 1993, Mr. Kelly was President of Denbrook Capital Corp., a merchant banking firm. Mr. Kelly was at Merrill Lynch from 1980 to 1991, where he served as Managing Director, Mergers & Acquisitions from 1984 to 1986, and then as a Managing Director, Merchant Banking, from 1986 to 1991. Mr. Kelly is a director of MSC Industrial Direct, Inc.

      PHILIP B. MILLER is the principal of Philip B. Miller Associates, a consulting firm. Mr. Miller served as Chairman and Chief Executive Officer at Saks Fifth Avenue from 1993 to January 2000 and continued as Chairman until July 2001. Mr. Miller was formerly Chairman and Chief Executive Officer at Marshall Fields, joining that company in 1983 from Neiman Marcus, where he had been President since 1977. Prior to that he served as Vice Chairman at Lord & Taylor and as Vice President and Merchandise Manager at Bloomingdales. Mr. Miller serves on the Board of Directors of Saks Incorporated and Reliant Resources. In addition Mr. Miller serves as Senior Vice Chairman of the Board of Directors of The Lighthouse and also serves on the Board of Directors of the Metropolitan Opera Guild of New York and the New York Botanical Gardens.

      There are no family relationships among any directors or executive officers of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES.

NAMED EXECUTIVE OFFICERS

      Kenneth D. Cole, Stanley A. Mayer, Paul Blum, Jaryn Bloom and Susan Q. Hudson are the named executive officers of the Company. Mr. Blum, Ms. Hudson and Ms. Bloom have entered into employment agreements with the Company as described herein under the caption "Executive Compensation - Employment Contracts".

      Certain information regarding the named executive officers of the Company, other than Ms. Bloom and Ms. Hudson, is set forth above.

      JARYN BLOOM, age 37, has served as Senior Vice President of Consumer Direct since September 1997. Prior, she served as Divisional President-Retail and in various roles with increasing responsibility since joining the Company in 1986.

      SUSAN Q. HUDSON, age 42, has served as Senior Vice President - Wholesale since February 1998. Ms. Hudson had served as Divisional President - Men's Footwear since 1996 and as Vice President in charge of men's footwear since 1990. Prior to joining the Company, Ms. Hudson was at LA Gear, where she served as Regional Sales Manager.

BOARD AND COMMITTEE GOVERNANCE

      In accordance with applicable New York law, the business of the Company is managed under the direction of its Board of Directors, which establishes the overall policies and standards for the Company and reviews performance of management. The directors are kept informed of the Company's operations at meetings of the Board of Directors and Committees of the Board and through reports, analyses and discussions with management.

      The Board of Directors meets quarterly. In addition, significant communications between the directors and the management of the Company occur apart from the regularly scheduled meetings of the Board of Directors and its Committees. During 2001, there were four regularly scheduled meetings and two telephonic meetings of the Board of Directors. All of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors.

      The Board of Directors of the Company has standing Audit and Compensation Committees; it does not have a standing Nominating Committee.

      The Audit Committee consists of three non-employee directors: Mr. Kelly (Chair), Mr. Grayson and Mr. Miller. Information regarding the Audit Committee and its functions and responsibilities is included in this Proxy Statement under the Caption "Report of the Audit Committee." During 2001, the Audit Committee met four times.

      The Compensation Committee consists of three non-employee Directors: Mr. Grayson (Chair), Mr. Kelly and Mr. Miller. Information regarding the function and responsibilities of the Compensation Committee is included in this Proxy Statement under the caption "Compensation Committee Report on Executive Compensation." During 2001, the Compensation Committee met two times.

                          REPORT OF THE AUDIT COMMITTEE

      Under the guidance of a written charter adopted by the Board of Directors, the Audit Committee is responsible for overseeing the Company's financial reporting process and internal control functions on behalf of the Board of Directors. Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange. The Audit Committee charter is attached to this Proxy Statement as Appendix A.

      Management has the primary responsibility for the system of internal controls and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has the responsibility to monitor and oversee these processes.

      In fulfilling its responsibilities, the Audit Committee recommended to the Board of Directors the selection of the Company's independent accountants, Ernst & Young, LLP. That firm has discussed with the Committee and provided written disclosures to the Committee on (1) that firm's independence as required by the Independence Standards Board, Standard No. 1, as amended (2) the matters required to be addressed by Statement on Auditing Standards No. 61, as amended and (3) the matters required to be communicated under generally accepted auditing standards. The Audit Committee also reviewed the fees paid for audit services as compared with fees paid for other services and concurred with management that the fees paid for other services would not affect the independence of the auditors in performing their audit function. Fees for the last annual audit were $268,000 and all other fees were $332,000, including audit related services of $37,000 and non-audit services of $295,000.

      The Audit Committee reviewed with the Director of Internal Audit and the independent accountants the overall scope and specific plans for their respective audits.

      Without management present, the Audit Committee met separately with the independent accountants to review the results of their examinations, their evaluation of the Company's internal controls, and the overall quality of Kenneth Cole Productions, Inc.'s accounting and financial reporting.

      The Audit Committee reviewed and discussed with management and the independent accountants the Company's audited financial statements.

      Following these actions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                        AUDIT COMMITTEE

                                        Denis F. Kelly, (Chairman)
                                        Robert C. Grayson
                                        Philip B. Miller

COMPENSATION COMMITTEE

      The Compensation Committee, composed of Mr. Kelly, Mr. Miller and Mr. Grayson, none of who are current or former employees of the Company, is responsible for the Company's executive officer and other compensation programs. The Committee may hire and consult with independent advisors. The Committee also:

      o approves the compensation of certain key employees and makes recommendations to the Board as required;

      o     evaluates the performance of the Chief Executive Officer;

      o approves material changes to the Company's incentive compensation and benefit plans; and

      o administers the Company's 1994 Stock Option Plan, including granting options and setting the terms thereof pursuant to such plan (all subject to approval by the Board of Directors).

DIRECTOR COMPENSATION

      Directors who are also employees of the Company are not paid any fees or other remuneration, as such, for service on the Board of Directors or any of its Committees.

      Each non-employee director receives a retainer of $4,500 per quarter. In addition, non-employee directors receive $1,000 for each regularly scheduled quarterly Board of Directors meeting they attend. The Company's 1994 Stock Option Plan provides that non-employee directors each receive (i) a grant of an option to purchase 5,000 shares of Class A Common Stock upon agreeing to serve as a director, pro rated based upon the number of months remaining until the next annual meeting of shareholders and (ii) an annual grant of an option to purchase 5,000 shares of Class A Common Stock to be made at the first meeting of the Company's Board of Directors following each annual meeting of shareholders. All options granted to non-employee directors have a per share exercise price equal to 100% of the fair market value of one share of Class A Common Stock on the date of grant. The options granted to the non-employee directors expire ten years from the date of grant and vest in 50% increments on the first and second anniversaries of the grant. In addition, non-employee directors are reimbursed by the Company for all travel expenses related to meetings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Based upon a review of the filings furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Act") and on written representations from its executive officers, directors and persons who beneficially own more than 10% of the Class A Common Stock, the Company believes that all filing requirements of Section 16(a) of the Act were complied with during the year ended December 31, 2001.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table sets forth the aggregate compensation awarded to, earned by or paid to the Company's Chief Executive Officer and to each of the Company's four most highly compensated executive officers, other than the Chief Executive Officer, (together, the "Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2001, 2000 and 1999.

                                                                                         LONG-TERM
                                                                                     COMPENSATION AWARDS
                                                                                  ---------------------------
                                                        ANNUAL COMPENSATION       SECURITIES
                                                   ----------------------------   UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                        YEAR    SALARY       BONUS     OPTIONS(2)  COMPENSATION(1)
---------------------------                        ----  ----------  ----------   ----------  ---------------
Kenneth D. Cole .................................  2001  $1,000,000  $  150,000    300,000
  Chairman and ..................................  2000   1,000,000   1,375,000    150,000
  Chief Executive ...............................  1999     700,000     950,000    112,500

Paul Blum .......................................  2001     600,000      45,000     60,000     $  139,950
  President .....................................  2000     500,000     437,500     30,000          9,750
                                                   1999     450,000     450,000     15,000          8,800
Stanley A. Mayer ................................  2001     325,000      15,000     35,000         82,550
  Executive Vice President ......................  2000     285,000     200,000     15,000          2,550
  and CFO .......................................  1999     270,000     190,000     15,000          1,600

Susan Q. Hudson .................................  2001     345,000      12,000     25,000         82,550
  Senior Vice President .........................  2000     320,000     140,000     15,000          2,550
                                                   1999     250,000     125,000      7,500          1,600

Jaryn Bloom .....................................  2001     325,000      12,000     25,000         89,750
  Senior Vice President .........................  2000     300,000     140,000     22,500          8,550

      No stock appreciation rights, long-term incentive plan payouts or restricted stock awards, as defined in the applicable regulations of the Securities and Exchange Commission, were awarded to, earned by or paid to any of the Named Executive Officers during any of the last three years.

----------

(1) Amounts represent the Company's contribution to the defined contribution supplemental executive retirement plan ("SERP"), the Company's matching contribution to the 401(k) plan and car allowances. Benefits earned under the SERP begin vesting after 3 years, become 75% vested after 10 years and fully vested upon the participant retiring at age 60 or later. Payments made for the SERP, the matching contribution to the 401(k) and car allowances were as follows: a) Paul Blum $123,000,$2,550 and $14,400; b) Stanley A. Mayer $80,000, $2,550 and $0; c) Susan Hudson $80,000, $2,550
      and $0; and d) Jaryn Bloom $80,000, $2,550 and $7,200.

(2) All share amounts have been adjusted to give effect to the Company's three-for-two stock split on March 6, 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth certain information concerning options to purchase Class A Common Stock ("Options") granted during 2001 to the Named Executive Officers (3):

                                   INDIVIDUAL GRANTS(1)                       POTENTIAL REALIZABLE
                  ------------------------------------------------------     VALUE AT ASSUMED ANNUAL
                  NUMBER OF     PERCENT OF                                     RATES OF STOCK PRICE
                  SECURITIES  TOTAL OPTIONS                                      APPRECIATION FOR
                  UNDERLYING    GRANTED TO       EXERCISE                         OPTION TERM(2)
                   OPTIONS      EMPLOYEES         PRICE       EXPIRATION    -------------------------
NAME               GRANTED    IN FISCAL YEAR    ($/SHARE)        DATE           5%             10%
----               -------    --------------    ---------     ----------        --             ---
Kenneth D. C ..... 150,000        13.8%        $   24.25        3-29-11     $2,287,604     $5,797,238
                   150,000        13.8             13.25       11-30-11      1,249,928      3,167,563

Paul Blum ........  20,000         1.8             24.25        3-29-11        305,014        772,965
                    40,000         3.7             13.25       11-30-11        333,314        844,684

Stanley A. M .....  15,000         1.4             24.25        3-29-11        228,760        579,724
                    20,000         1.8             13.25       11-30-11        166,657        422,342

Susan Q. Hud .....  10,000         0.9             24.25        3-29-11        152,507        386,482
                    15,000         1.4             13.25       11-30-11        124,993        316,756

Jaryn Bloom ......  10,000         0.9             24.25        3-29-11        152,507        386,483
                    15,000         1.4             13.25       11-30-11        124,993        316,756

----------
(1) All options have a term of 10 years and were granted on March 30, 2001 and December 1, 2001 at a per share price equal to the fair market value of the Class A Common Stock on the date of grant. Option grants of 5,000 or greater are exercisable as to 10%, 30%, 50%, 70%, and 100% of the shares underlying the options on the first, second, third, fourth and fifth anniversaries of the date of grant, respectively.

(2) The dollar amounts in these columns are the result of calculations at the five and ten percent rates set by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Class A Common Stock.

(3) All share and per share data have been adjusted to give effect to the Company's three-for-two stock split on March 6, 2000.

    AGGREGATED OPTION EXERCISES IN LAST YEAR AND FISAL YEAR-END OPTION VALUES

      The following table sets forth the number and value of unexercised options held by the Named Executive Officers as of December 31, 2001. None of the Named Executive Officers exercised any options during 2001.

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                      SHARES       VALUE   OPTIONS AT FISCAL YEAR-END     AT FISCAL YEAR-END(1)
                                    ACQUIRED ON  REALIZED  --------------------------  --------------------------
NAME                                EXERCISE(#)     ($)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----                                -----------  --------  -----------  -------------  -----------  -------------
Kenneth D. Cole ....................     0           0        225,000     600,000      $1,114,188    $1,238,938

Paul Blum ..........................     0           0        161,500     139,500       1,370,967       419,900

Stanley A. Mayer ...................     0           0        217,000      80,000       2,940,367       209,950

Susan Q. Hudson ....................     0           0         23,250      51,250         160,338       112,625

Jaryn Bloom ........................     0           0         29,000      64,000         147,275       141,825

----------
(1) The value of unexercised, in-the-money options, is the difference between the exercise price of the options and the fair market value of the Class A Common Stock at December 31, 2001 ($17.70).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Company's Board of Directors approves compensation decisions recommended by the Compensation Committee. The Compensation Committee is composed of Mr. Grayson (chair), Mr. Kelly and Mr. Miller. Kenneth D. Cole, Paul Blum and Stanley A. Mayer, each of who are executive officers and directors of the Company, participated in the Board's deliberations regarding certain executive compensation matters.

EMPLOYMENT AGREEMENTS

      The Company presently does not have an employment agreement with Mr. Cole. However, the Compensation Committee has established Mr. Cole's annual salary for 2002 at $1,000,000. In addition, Mr. Cole is eligible to receive an annual incentive bonus in accordance with the Kenneth Cole Productions, Inc. 1999 Bonus Plan. See "Compensation Committee Report on Executive Compensation."

      In September 2000, the Company amended its employment agreement with Mr. Blum. The employment agreement provides for his employment through December 31, 2003. Pursuant to this agreement, Mr. Blum received an annual base salary in 2001 in the amount of $600,000. In addition, Mr. Blum is eligible to receive an annual bonus based on the Company's attainment of varying levels of pre-tax earnings. For the year ended December 31, 2001, Mr. Blum earned a bonus in the amount of $45,000.

      In the event Mr. Blum's employment is terminated by the Company without "cause," or by him for "Good Reason," (each as defined in the employment agreement), he will be entitled to receive (i) his base salary through the end of the term of the agreement, and (ii) an amount equal to one year's bonus payable in 12 monthly installments. In addition, all outstanding options held by Mr. Blum will immediately vest. In the event such termination occurs after a "Change in Control" of the Company (as defined in the employment agreement), he will receive an additional one year's salary and bonus. These payments are subject to reduction, at the discretion of the Board, if necessary to ensure that no portion of such compensation will not be deductible for tax purposes by reason of Section 280G of the Internal Revenue Code.

      Pursuant to an employment agreement, Ms. Hudson is eligible to receive an annual salary adjustment and bonus incentive in accordance with the criteria established by the Compensation Committee. The employment agreement contains non-compete provisions and also provides for severance payments to Ms. Hudson in the event that the Company terminates Ms. Hudson's employment during the employment period for any reason other than cause, equal to 12 months salary.

      In February 2000, the Company entered into an employment agreement with Ms. Bloom. The employment agreement provides for her employment as the Company's Senior Vice President of Consumer Direct through December 31, 2003. Pursuant to this agreement, Ms. Bloom received an annual base salary in 2001 in the amount of $325,000. In addition, Ms. Bloom is eligible to receive an annual bonus based on the Company's attainment of varying levels of pre-tax earnings. For the year ended December 31, 2001, Ms. Bloom earned a bonus in the amount of $12,000. The employment agreement contains non-compete provisions and also provides for severance payments to Ms. Bloom in the event that the Company terminates Ms. Bloom's employment during the employment period for any reason other than cause, equal to 12 months salary.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee is comprised of three non-employee directors:
Mr. Robert C. Grayson, Committee Chairman, and Messrs. Denis F. Kelly and Philip
B. Miller. The Compensation Committee reviews and oversees the Company's various incentive plans, evaluates performance and reviews compensation levels and other related matters for Kenneth Cole Productions, Inc.'s senior executives. When evaluating the performance of the Company's senior executives, the Compensation Committee reviews with the full Board of Directors in detail all aspects of compensation for the senior executives, including the five individuals named in the summary compensation table. The Compensation Committee met two times in fiscal year 2001.

      The Company's compensation and benefit programs are designed to attract, retain and motivate highly qualified executives, to support the achievement of the Company's long-term strategic objectives and to align executive officer compensation with the performance of the Company and the interests of its shareholders. The Company's executive compensation philosophy also seeks to recognize individual initiative and achievements.

      To meet these objectives, the Committee considers objective and subjective factors in making pay decisions for the executive officers of the Company. Compensation for the executive officers, including the Named Executive Officers, consists of base salary, performance-based annual incentive cash bonuses, long term incentive awards in the form of stock options granted under the 1994 Employee Stock Option Plan and other benefits typically offered to corporate executives.

EXECUTIVE OFFICERS' 2001 COMPENSATION

      In reviewing executive officers compensation, the Committee periodically retains the services of an independent consulting firm specializing in executive compensation to review the competitiveness of the Company's executive compensation programs in comparison with 20 public companies in the footwear and apparel industry ("Comparison Group"). In addition, the most recent survey made an assessment of the relationship between executive compensation and Company performance. Increases to base salaries as well as annual and long term-incentive compensation for 2001 reflect the Compensation Committee's consideration of the compensation survey, general economic conditions, Company performance and each executive's individual performance.

SALARY

      Base salaries for executive officers are initially determined by competitive requirements to recruit the executive. Base salaries are then reviewed annually with increases at competitive levels depending upon individual performance, level of pay, participation in other long-term compensation programs, the Company's performance and other factors. Increases in base pay for 2001 were based upon a subjective evaluation of both individual and Company performance. The compensation survey performed in 2000 indicated that overall, base salaries (excluding the CEO which is discussed separately below) are positioned around the median of the Comparison Group with some individual variation.

ANNUAL INCENTIVE BONUS

      The Company's Annual Incentive Bonus Plan is designed to reward executives for their contributions to the achievement of Company-wide performance goals. The payouts under this plan are designed such that when the Company exceeds its performance goals participants receive more than their targeted bonus amounts and when Company performance is below its performance goals the resultant payout is less than the target bonus amounts.

      At the beginning of each year, the Chief Executive Officer recommends for approval by the Compensation Committee the individual participants and the target incentive award for each participant expressed as a percentage of base salary of the participant. The Compensation Committee determines the formula for determining the amount of incentive award a participant may receive. Such awards are payable at varying levels of pre-tax earnings achieved by the Company and are payable in cash bonuses subsequent to year-end. Potential awards range from 0% to 200% of executive officers base salaries, based on the actual level of pre-tax earnings achieved each year relative to the targeted goal, as well as the position of the executive officer. The performance-based component of the award may range from 50% to 100% of the total award, as determined by the Committee at the beginning of each year.

      For 2001 the Company paid annual incentive bonus awards to ten employees, including the Named Executive Officers other than the CEO, under an award structure designed to preserve the Company's tax deductions under the $1.0 million dollar annual deduction limitation as imposed by Section 162(m) of the Internal Revenue Code. The plan provided for awards to executive officers that, at the targeted pre-tax earnings goal, ranged from 20% to 50% of base salary, with an ability to double the awards based upon actual Company performance. The performance goal was based on the Company's earnings before income taxes. The formula determined the 2001 maximum bonus amount and was 100% performance based. During 2001 executive bonuses ranged from 3.3% to 7.5% of base salaries, down from 35% to 87.5% from a year-ago. The Committee believes that payments under the performance based Annual Incentive Bonus Plan will not exceed $1.0 million in any annual period.

STOCK OPTIONS

      Long-term incentive compensation of the Company's executive officers generally takes the form of stock option grants. The objective of such grants is to align the financial interests of the executive officers with those of its shareholders by providing incentives that focus management's attention on the successful long-term strategic management of the business and appreciation in shareholder value. All stock option awards are granted with an exercise price that equal to the fair value of the Company's Class A Common Stock on the date of grant. These awards provide value to the executive officers only when and to the extent that the value of the Company's common stock appreciates over the value at the date of grant. All employee stock option awards made in 2001 to executive officers have a term of ten years and vest annually over a five-year period. In determining the number of options per grant, the Compensation Committee considers several factors including each participant's salary, title and performance as well as the approximate fair value of the grant at the time of grant. The size of the grant is targeted at the median of competitive long-term incentive opportunities as compared with the Comparison Group.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER FOR 2001

      Kenneth D. Cole is the Chairman of the Board of Directors and also Chief Executive Officer of the Company. Mr. Cole's base salary did not increase in 2001 and remains at $1.0 million. In deciding not to increase Mr. Cole's base salary the Compensation Committee evaluated Mr. Cole's leadership performance, the Company's overall performance and the economic and competitive environment. The Compensation Committee also compared Mr. Cole's salary to other chief designers in the industry.

      The annual incentive bonus portion of Mr. Cole's compensation was based on a formula comprising the Company's achievement of targeted pre-tax earnings, as established by the Committee. Based on the Company's financial performance in 2001, Mr. Cole was not awarded any financial performance bonus. However, based on the unforeseeable challenging economic environment encountered during the second half of 2001and upon his individual contribution to the Company's continued profitability the Compensation Committee awarded Mr. Cole a bonus of $150,000, which is equivalent to 15% of his base salary, down from $1,375,000 or 137.5% of his base salary for the year 2000.

      During 2001, Mr. Cole received 2 option grants of 150,000 options each, with an exercise price of $24.25 and $13.25 respectively, the market price of the Class A Common Stock on the dates of grant. The equity grants made to Mr. Cole were based primarily on his past and expected future contributions to the achievement of the Company's continued growth, profitability and strategic objectives. Mr. Cole's 2002 performance-based compensation will be determined in accordance with the Kenneth Cole 1999 Bonus Plan, which was adopted by the Company and approved by the Company's Shareholders at the 2000 Annual Meeting of Shareholders.

      The Committee believes that the total fiscal year 2001 compensation payable to Mr. Cole is consistent with the Company's executive compensation philosophy described above. The Committee also noted that, as depicted by the graph that follows this report, the cumulative total return achieved by the Company's shareholders during the past five years exceeds the return for the general and industry-specific indices.

SECTION 162(m) OF THE INTERNAL REVENUE CODE OF 1986

      Section 162(m) of the Code places a one million dollar limit on the amount of non-performance based compensation for each Named Executive Officer that may be deducted for tax purposes. Although it is the Committee's policy to maximize the deductibility of compensation to the Named Executive Officers, the Committee also believes that it is important to maintain the flexibility to take actions with respect to compensation it considers in the best interest of the Company and that of the Company's stockholders, which are necessarily based on considerations in addition to Section 162(m). As such, a portion of Mr. Cole's compensation may be nondeductible. In addition, certain distributions under the Company's deferred compensation plan may not be fully deductible to the extent that compensation related to base salary for a particular executive exceeds the $1 million limit in any tax year.

      The Committee believes that, based upon prior shareholder approval of the material terms of the Kenneth Cole Productions, Inc. 1999 Bonus Plan and the Amended and Restated Kenneth Cole Productions, Inc. 1994 Stock Option Plan, compensation under these plans is excluded from this limitation, provided, that the other requirements of Section 162(m) are met.

      Mr. Cole asked the Compensation Committee to freeze his salary for the year 2002 so that he could take a leadership role in achieving profitable growth under challenging business conditions. He also asked the Compensation Committee to freeze the salaries of all corporate vice presidents and above and to increase the stock option awards for this group. The Compensation Committee believes the combined freeze in salary for 2002 and increase in stock option awards will result in closer alignment with the interests of the Company's shareholders following a challenging year, while not ignoring the retention value of its key executives.

                                        COMPENSATION COMMITTEE

                                        Robert C. Grayson (Chairman)
                                        Denis F. Kelly
                                        Philip B. Miller

STOCK PERFORMANCE GRAPH

      The following graph compares the yearly percentage change in the cumulative total shareholder return on the Class A Common Stock during the period beginning on December 31, 1996 and ending on December 31, 2001 with the cumulative total return on the Standard & Poor's 500 Composite Index and the Standard & Poor's Footwear Index. The comparison assumes that $100 was invested on December 31, 1996 in the Class A Common Stock in the foregoing indices and assumes the reinvestment of dividends.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
            AMONG KENNETH COLE PRODUCTIONS, INC., THE S&P 500 INDEX
                           AND THE S&P FOOTWEAR INDEX

                              [PERFORMANCE GRAPH]

                      COMPARISON OF CUMULATIVE TOTAL RETURN

MEASUREMENT PERIOD                        KENNETH COLE                     S+P
(FISCAL YEAR COVERED)                   PRODUCTIONS, INC.   S+P 500     FOOTWEAR
---------------------                   -----------------   -------     --------
     1996 .............................      100.00         100.00       100.00
     1997 .............................      103.63         133.36       112.02
     1998 .............................      120.97         171.47        73.89
     1999 .............................      295.16         207.56        85.78
     2000 .............................      389.50         188.66       123.13
     2001 .............................      171.28         166.24       150.92

CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

      During 2001, the Company made payments of approximately $158,000 to a company in connection with the hire and use of an aircraft owned by Cole Aeronatics, Inc., of which Kenneth D. Cole is the sole shareholder. All transactions were made on similar terms and conditions that could have been obtained with unrelated third parties.

      During 2001, the Company made payments of approximately $58,000 for consulting fees to a Company that Mr. Robert Grayson provides services to as a contractor. All transactions were made on similar terms and conditions that could have been obtained with unrelated third parties.

      The Company periodically makes contributions to the Kenneth Cole Foundation, of which Mr. Cole is co-trustee with his wife Maria Cuomo Cole. The Kenneth Cole Foundation, a not for profit organization, fosters programs to aid primarily in the fields of education, medical research, and arts and culture. During 2001, the Company did not make any contributions to the Kenneth Cole Foundation.

                  PROPOSAL TWO: AMENDMENT OF STOCK OPTION PLAN

      The Kenneth Cole 1994 Stock Option Plan, as amended, (the "Plan") authorizes the issuance of an aggregate of up to 3,800,000 Class A Common Shares to employees, officers and directors of the Company.

      As of December 31, 2001, 3,782,850 options, net of forfeitures, were granted under the Plan, of which 959,659 have been exercised. As of December 31, 2001, 999,485 of the outstanding options granted had vested and were exercisable and only 17,150 shares were available for future grants under the Plan.

      In February 2002, subject to shareholder approval, the Board of Directors of the Company amended the Plan, to, among other things, increase the number of Class A Common Shares authorized for issuance thereunder by 1,000,000 shares to a total of 4,800,000 shares.

      Set forth below is a description of the general terms and conditions of the Plan and certain federal income taxes consequences of Plan participation.

PURPOSE AND ELIGIBILITY

      The primary purpose of the Amended Stock Plan ("Plan") is to induce key employees, and members of the Board of Directors who are neither employees nor officers of the Company ("Non-Employee Directors") to remain in the services of the Company, to attract new key employees, and Non-Employee Directors and to encourage such key employees, and Non Employee Directors to acquire stock ownership in the Company. The Plan contemplates the issuance of options that qualify as "incentive stock options." ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), options that do not qualify as "incentive stock options" ("Non Qualified Options") under Section 422 of the Code (collectively, "Options") or a combination thereof, as determined by a committee of the Board of Directors of the Company (the "Committee"). Options may be granted to key employees, consultants or Non Employee Directors (collectively, "Eligible Persons"). However, Incentive Options may only be granted to key employees. In accordance with certain provisions of the Plan, Incentive Options may be granted to an Employee who owns immediately after such option is granted ten percent (10%) or more of either the outstanding voting shares of the Company or the value of all classes of stock of the Company ("10% Shareholder") as defined in Sections 422 and 424 of the Code. At present, the approximate number of Eligible Persons is one.

      The aggregate number of shares of Class A Common Stock with respect to which Options may be granted under the Plan is 3,800,000. The aggregate number of shares of Class A Common Stock with respect to which Options may be granted to any Eligible Person in any fiscal year is 300,000. As of the date of the Proxy Statement, approximately 50,000 Class A Common Stock remain available for issuance under the Plan and approximately 2,756,000 Class A Common Stock remain subject to outstanding Options under the Plan. As noted, the proposed amendment would increase by 1,000,000 the number of shares reserved for issuance under the Plan.

ADMINISTRATION

      The Plan is administered by the Compensation Committee, which consists of not less than two Non-Employee Directors. To the extent the composition of the Board of Directors permits, the members of the Committee must be both "non-employee directors" for purposes of Rule 16b-3 under the Exchange Act and "outside directors" for purposes of Section 162(m) of the Code. The members of the Compensation Committee are appointed by the Board of Directors and serve at the pleasure of the Board of Directors. The Compensation Committee, in its sole discretion, has the authority, among other things: to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective option agreements or certificates; to determine the Eligible Persons to whom Options will be granted ("Participants") and the time or times and prices at which grants will be made and become exercisable and forfeitable; to determine the number of shares of Class A Common Stock covered by an Option and whether such Option shall be an Incentive Option or a Non Qualified Option; and to make all other determinations necessary or advisable for the administration of the Plan; provided, however that Non-Employee Directors who are members of the Committee shall only be granted Options in accordance with Section 6B of the Plan (relating to the "Non-Employee Directors' Formula Options" (as defined below)). All determinations and interpretations made by the Compensation Committee are final, binding and conclusive on all Participants and on their legal representatives and beneficiaries.

NON EMPLOYEE DIRECTORS' FORMULA OPTIONS

      Pursuant to the terms of the Plan, each Non Employee Director will automatically be granted an Option (a "Non Employee Director's Formula Option") to purchase 5,000 shares of Class A Common Stock at an initial per share option price equal to the fair market value on the date of grant. Each Non-Employee Director's Formula Option has a term of ten years from the date of grant and vests in fifty percent (50%) increments on the first and second anniversaries of the date of grant.

TERMS AND CONDITIONS OF OPTIONS

      In no event will the initial per share option price of the Class A Common Shares covered by an Incentive Option be less than 100% of the fair market value of each share on the date of grant. The initial per share option price of the shares subject to an Incentive Option granted to a 10% Shareholder will not be less than 110% of the fair market value of such shares at the time the Incentive Option is granted. The initial per share option price of the Class A Common Stock covered by a Non Qualified Option (other than a Non-Employee Director's Formula Option) shall not be less than 85% of the fair market value of each share on the date of grant. In the event the fair market value of the Class A Common Stock declines below the option price set forth in any Option, the Committee may, at any time, adjust, reduce, cancel and regrant any unexercised Option or take any similar action it deems to be for the benefit of the Participant in light of the declining fair market value of the Class A Common Stock, provided, however, that none of the above actions may be taken without prior approval of the Board of Directors and none of the above actions may be taken with respect to a Non-Employee Director's Formula Option.

      The Compensation Committee may, in its discretion, provide for the exercisability of any Option, other than Non Employee Directors' Formula Options, at the time of grant. If the Compensation Committee does not so provide, then a Participant shall become entitled to exercise one-third of the Class A Common Stock subject to such Option on the first anniversary of the date of grant, another one-third of such shares on the second anniversary of the date of grant and the remaining one-third of such shares on the third anniversary of the date of grant. The Compensation Committee may, in its discretion, permit any Option other than a Non-Employee Directors' Formula Option, to be exercised, in whole or in part, prior to the time when it would otherwise be exercisable. The term of each Option cannot exceed ten years from the date of grant. However, any Incentive Option granted to a 10% Shareholder cannot be exercisable after the expiration of five years from the date the Incentive Option is first granted. To the extent that the value of the Class A Common Stock subject to such Incentive Option which may become exercisable for the first time by any Employee during any calendar year exceeds $100,000, such excess shall be treated as a Non Qualified Option.

      An Option may be exercised only by a written notice of intent to exercise such Option, with respect to a specific number of shares of Class A Common Stock, and payment to the Company of the amount of the option price for the number of shares of Class A Common Stock so specified; provided, however that all or a portion of such payment may be made in kind by the delivery of shares of Class A Common Stock which the Participant has held for at least six months at the time of exercise, having a fair market value equal to the portion of the option price so paid; provided, further, however, that subject to the requirements of Regulation T under the Exchange Act, the Committee may implement procedures to allow a Participant's broker to make payment of all or any portion of the option price payable upon the exercise of an Option and receive, on behalf of the Participant, all or any portion of the shares of Class A Common Stock issuable upon such exercise.

MARKET VALUE OF CLASS A COMMON SHARES

      The closing price per share of the Class A Common Stock as reported on the New York Stock Exchange on April 15, 2002 was $25.35.

TERMINATION OF EMPLOYMENT

      Unless otherwise determined by the Compensation Committee, if a Participant ceases to be an employee, consultant or Non-Employee Director of the Company for any reason other than death or his retirement on or after his 65th birthday, his Option shall terminate on the date he ceases to be an employee, consultant or Non-Employee Director, unless by its terms it expires sooner. In the event a Participant ceases to be an employee, consultant or Non-Employee Director by reason of his death or retirement on or after his 65th birthday, his Option shall become immediately exercisable in full and shall, to the extent not exercised, terminate upon the earlier of (a) three months after the date of the qualification of a representative of his estate or his retirement, (b) one year after the date of death or (c) the expiration date of such Option.

ADJUSTMENT OF NUMBER OF SHARES

      In the event that a dividend, payable in shares of Class A Common Stock, is declared upon the Class A Common Stock, the number of shares of Class A Common Stock then subject to any Option, the number of the shares of Class A Common Stock reserved for issuance under the Amended Stock Plan but not yet subject to an Option, and the number of shares set forth in Sections 6B and 9B of the Amended Stock Plan, shall be adjusted by adding to each share the number of shares which would be distributable thereon if such shares had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend. In the event that the shares of Outstanding Class A Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation, then each share of Class A Common Stock subject to any Option, each share of Class A Common Stock reserved for issuance under the Amended Stock Plan but not yet subject to an Option and each share of Class A Common Stock referred to in Sections 6B and 9B of the Amended Stock Plan shall be substituted for the number and kind of shares of stock or other securities into which each outstanding share of Class A Common Stock is being exchanged. In the event of any other material change in the capital structure of the Company, the Committee, in its sole discretion, may make an equitable or proportionate adjustment of the terms of any Option, and its decision thereon will be final, binding and conclusive. In the event of the dissolution of liquidation of the Company, or a merger, reorganization or consolidation in which the Company is not the surviving corporation, then except as provided on Section 13 of the Amended Stock Plan, each Option, to the extent not exercised, will terminate.

TERMINATION OR AMENDMENT

      The Board of Directors may terminate the Plan at any time, provided that any Option outstanding under the Plan at the time of termination of the Plan will remain in effect until such Option is exercised or expires in accordance with its terms. Unless previously terminated, the Plan will terminate on the business day preceding the tenth anniversary of its effective date. The Board of Directors may at any time amend the Plan as it deems advisable. However, no such action may, without approval of a majority of the shareholders of the Company present in person or by proxy at any special or annual meeting of shareholders, increase the number of shares as to which Options may be granted under the Plan or increase the number of shares with respect to which Options may be granted to any Eligible person as provided in Section 9B of the Plan. No termination or amendment of the Plan shall deprive a Participant of his rights under outstanding Options, without his consent.

WITHHOLDING OF TAXES

      The Company, in its discretion, may require that a Participant pay to the Company, at the time of exercise, such amount as the Company deems necessary to satisfy its obligations to withhold federal, state, or local income or other taxes incurred by reason of the exercise of an Option or the transfer of shares thereupon. Procedures and permissible methods for satisfying withholding obligations will be arranged by the Participant with the Company.

FEDERAL INCOME TAX CONSEQUENCES

      The following is a brief discussion of the Federal income tax consequences of transactions under the Amended Stock Plan based on the Code, as in effect as of the date hereof. The Plan is not qualified under Section 401(a) of the Code. This discussion is not intended to be exhaustive and does not describe the state or local tax consequences.

      INCENTIVE OPTIONS. No taxable income is realized by the Participant upon the grant or exercise of an Incentive Option. If shares of Class A Common Stock are issued to a Participant pursuant to the exercise of an Incentive Option, and if no disqualifying disposition of such shares is made by such Participant within two years after the date of grant or within one year after the transfer of such shares to such Participant, then (1) upon sale of such shares, any amount realized in excess of the exercise price will be taxed to such Participant as a long-term capital gain and any loss sustained will be long-term capital loss, and (2) no deduction will be allowed to the Participant's employer for Federal income tax purposes.

      If the shares of Class A Common Stock acquired upon the exercise of an Incentive Option are disposed of prior to the expiration of either holding period described above, generally (1) the participants will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares, and (2) the Participant's employer will be entitled to deduct such amount for Federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the Participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

      NON QUALIFIED OPTIONS. Except as noted below, with respect to Non Qualified Options, (1) no income is realized by the Participant at the time the Non Qualified Option is granted; (2) generally, at exercise, ordinary income is realized by the Participant in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and the Participant's employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (3) at sale, appreciation (or depreciation) after the date as of which amounts are includable in income is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

NEW PLAN BENEFITS

      Inasmuch as Options to all Participants under the Amended Stock Plan will be granted at the sole discretion of the Committee, such benefits under the Amended Stock Plan are not determinable. Compensation paid and other benefits granted in respect of the 2001 fiscal year to the named executive officers are set forth in the Summary Compensation Table.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL TWO:
AMENDMENT OF STOCK OPTION PLAN.

                      PROPOSAL THREE: SELECTION OF AUDITORS

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      Subject to ratification by the shareholders, the Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for 2002. Fees for the last annual audit were $268,000 and all other fees were $332,000, including audit related services of $37,000, and non-audit services of $295,000.

      Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      The Audit Committee and the Board of Directors recommend the shareholders vote "FOR" such ratification.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL THREE:
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS.

                SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

      Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders in 2003 must be received by December 1, 2002 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Shareholder proposals should be directed to the Secretary of the Company, at the address of the Company set forth on the first page of this proxy statement. Any such proposals will need to comply with the SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

                                  OTHER MATTERS

      The Board of Directors does not intend to bring any matter before the Annual Meeting except as specifically indicated in the notice, nor does the Board of Directors know of any matters which anyone else proposes to present for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy, will vote or otherwise act thereon in accordance with their judgment on such matters.

      Copies of the Company's 2001 Annual Report to Shareholders are being mailed simultaneously with this Proxy Statement. The Company will provide to each shareholder, without charge and upon written request, a copy of the Company's Annual Report on Form 10-K. Any such written request should be directed to Kenneth Cole Productions, Inc., 2 Emerson Lane, Secaucus, New Jersey 07094, Attn: Investor Relations or by e-mail to investrelations@kennethcole.com.

                                        By Order of the Board of Directors,


                                        /s/ Stanley A. Mayer
                                        --------------------
                                        Stanley A. Mayer
                                        SECRETARY

                                                                      APPENDIX A

                             AUDIT COMMITTEE CHARTER
                                       OF
                         KENNETH COLE PRODUCTIONS, INC.

ORGANIZATION

      There shall be an Audit Committee of the Board of Directors composed of three or more directors, as the Board of Directors may determine from time to time, each of whom shall be financially literate and shall otherwise comply with the independence requirements of the New York Stock Exchange, Inc. In addition, at least one member of the Audit Committee must have accounting or related financial management expertise and one of the members of the Audit Committee shall be elected Committee Chairman by the Board of Directors.

STATEMENT OF POLICY

      The Audit Committee shall assist the Board of Directors in fulfilling its responsibility relating to the Company's accounting, reporting practices, and the quality and integrity of its financial reports. The Audit Committee shall endeavor to maintain free and open communication between the Board of Directors, the independent auditors, the internal auditors, and the financial management.

      The Audit Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for shareholder approval in the Company's proxy statement).

      The Committee should have a clear understanding with the independent auditors that the independent auditors must maintain an open and transparent relationship with the Committee and that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee.

RESPONSIBILITIES

      The Audit Committee's policies and procedures should remain flexible in order to best react to changing conditions and to help ensure that the Company's accounting and reporting practices accord with all requirements and are of the highest quality.

      In carrying out its responsibilities, the Audit Committee shall:

      o Meet at least four times a year, or more often if circumstances so require.

      o Inquire as to the independence of the independent auditors and obtain from the independent auditors, on a periodic basis, a formal written statement delineating all relationships between the independent auditors and the Company. In addition, the Audit Committee shall review the extent of non-audit services provided by the independent auditors in relation to the objectivity needed in the independent audit and recommend that the Board of Directors take appropriate action in response to the independent auditors' written statement to satisfy the Board of Directors as to the independent auditors' independence.

      o Review and recommend to the Board of Directors the independent auditors to be selected to audit the financial statements.

      o Meet with the independent auditors and the financial management to review the scope of the audit proposed for the current year and the audit procedures to be utilized, and at its conclusion review the audit with the Audit Committee. Upon completion of the audit and following each interim review of the Company's financial statements, the Audit Committee should also discuss with the independent auditors all matters required to be communicated to the Audit Committee under generally accepted auditing standards, including the judgments of the independent auditors with respect to the quality, not just the acceptability, of the Company's accounting principles and underlying estimates in the financial statements.

      o Review with the independent auditors, the internal auditor, and the financial and accounting personnel, the adequacy of the accounting and financial controls, and elicit any recommendations for improvement or particular areas where augmented controls are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any activity that might be unethical or otherwise improper.

      o Review the internal audit function of the Company including the independence and authority of its reporting obligations, the audit plans proposed for the coming year, and the coordination of such plans with the work of the independent auditors.

      o Receive before each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

      o Review the financial statements contained in the annual report with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements. Any year-to-year changes in accounting principles or practices should be reviewed.

      o Provide sufficient opportunity at each meeting for the internal and independent auditors to meet with the committee without management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the financial, accounting, and auditing personnel, and their cooperation during the audit.

      o     Review accounting and financial personnel and succession planning.

      o Submit the minutes of its meetings to, or discuss the matters discussed at each committee meeting with, the Board.

      o Investigate any matter brought to its attention within the scope of its duties, with the power to retain professional advice for this purpose if, in its judgment, that is appropriate.

                              AMENDED AND RESTATED
                         KENNETH COLE PRODUCTIONS, INC.
                             1994 STOCK OPTION PLAN
                   (Amended and Restated as of April 23, 2002)

1.   Purpose.

        The purpose of the Amended and Restated 1994 Stock Option Plan (the "Plan") is to induce key employees, and directors who are not employees ("Non-Employee Directors") to remain in the employ of Kenneth Cole Productions, Inc. (the "Company") and its future subsidiary corporations (each a "Subsidiary"), as defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"), to attract new key employees, and Non-Employee Directors and to encourage such key employees, and Non-Employee Directors to secure or increase on reasonable terms their stock ownership in the Company. The Board of Directors of the Company (the "Board") believes that the granting of stock options (the "Options") under the Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth and financial success. Options granted hereunder are intended to be either (a) "incentive stock options" (which term, when used herein, shall have the meaning ascribed thereto by the provisions of Section 422(b) of the Code) or
(b) options which are not incentive stock options ("non-incentive stock options") or (c) a combination thereof, as determined by the Committee (the "Committee") referred to in Section 5 hereof at the time of the grant hereof.

2.   Effective Date of the Plan.

        The Plan first became effective on April 30, 1994, by resolution of the Board, and ratification of the Plan by the unanimous consent of the holders of all of the outstanding shares of the capital stock of the Company (the "Capital Stock").

3.   Stock Subject to Plan.

        4,800,000 of the authorized but unissued shares of the Class A Common Stock, $0.01 par value, of the Company (the "Class A Common Stock") are reserved for issuance upon the exercise of Options granted under the Plan; PROVIDED, HOWEVER, that the number of shares so reserved may from time to time be reduced to the extent that a corresponding number of issued and outstanding shares of the Class A Common Stock are purchased by the Company and set aside for issuance upon the exercise of Options. If any Options expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purposes of the Plan.

4.   Administration.

        The Plan shall be administered by the Committee referred to in Section 5 hereof. Subject to the express provisions of the Plan, the Committee shall have complete authority, in its discretion, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective option agreements or certificates (which need not be identical), to determine the individuals (each a "Participant") to whom and the times and the prices at which Options shall be granted, the periods during which each Option shall be exercisable, the number of shares of the Class A Common Stock to be subject to each Option and whether such Option shall be an incentive stock option or a non-incentive stock option and to make all other determinations necessary or advisable for the administration of the Plan; PROVIDED, however, that Non-Employee Directors who are members of the Committee shall only be granted Options in accordance with the provisions of Section 6B hereof. In making such determinations, the Committee may take into account the nature of the services rendered by the respective key employees their past, present and potential contributions to the success of the Company and the Subsidiaries and such other factors as the Committee in its sole and absolute discretion shall deem relevant. The Committee's determination on the matters referred to in this Section 4 shall be conclusive. Any dispute or disagreement which may arise under or as a result of or with respect to any Option shall be determined by the Committee, in its sole discretion, and any interpretations by the Committee of the terms of any Option shall be final, binding and conclusive.

5.   Committee.

        The Committee shall consist of two or more members of the Board. If and to the extent that the composition of the Board shall permit, both or all of the members of the Committee shall be "Non-Employee Directors" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, and both or all of the members of the Committee shall be "outside directors" within the contemplation of Section 162(m)(4)(C)(i) of the Code. The Committee shall be appointed annually by the Board, which may at any time and from time to time remove any members of the Committee, with or without cause, appoint additional members to the Committee and fill vacancies, however caused, in the Committee. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

6.   Eligibility; Non-Employee Directors' Formula Options.

     A. An Option may be granted only to a key employee or to a Non-Employee Director of the Company.

     B. (i) At the first meeting of the Board immediately following the annual meeting of the Shareholders of the Company held in 1995, and at the first meeting of the Board immediately following each subsequent annual meeting of the Shareholders of the Company, each Non-Employee Director shall be granted an Option (a "Non-Employee Director's Formula Option") to purchase 5,000 shares of the Class A Common Stock at the initial per share option price equal to the fair market value of a share of the Class A Common Stock on the date of grant.

          (ii) Each Non-Employee Director who becomes a director subsequent to the effective date of the Company's first registration statement under the Securities Act of 1933, and prior to the date of any annual meeting of the Shareholders of the Company, shall be granted, on the date he becomes a director, an Option (a "Non-Employee Director's Formula Option") to purchase a number of shares of the Class A Common Stock equal to the product of (i) 5,000 and (ii) a fraction, the numerator of which is the number of full calendar months prior to the next scheduled annual meeting of shareholders and the denominator of which is 12, at the initial per share option price equal to the fair market value of a share of the Class A Common Stock on the date of grant.

          (iii) Each Non-Employee Director's Formula Option shall have a term of ten years from the date of the granting thereof.

          (iv) A Non-Employee Director may not exercise a Non-Employee Director's Formula Option during the period commencing on the date of the granting of such Option to him and ending on the day next preceding the first anniversary of such date. A Non-Employee Director may (i) during the period commencing on the first anniversary of the date of the granting of a Non-Employee Director's Formula Option to him and ending on the day next preceding the second anniversary of such date, exercise such Option with respect to one-half of the shares granted thereby, and (ii) during the period commencing on such second anniversary, exercise such Option with respect to all of the shares granted thereby.

7.   Option Prices.

     A. The initial per share option price of any Option which is an incentive stock option shall not be less than the fair market value of a share of the Class A Common Stock on the date of grant; PROVIDED, however, that, in the case of a Participant who owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of the Capital Stock at the time an Option which is an incentive stock option is granted to him, the initial per share option price shall not be less than 110% of the fair market value of a share of the Class A Common Stock on the date of grant.

     B. The initial per share option price of any Option which is a non-incentive stock option (other than a Non-Employee Director's Formula Option) shall not be less than 85% of the fair market value of a share of the Class A Common Stock on the date of grant.

     C. For all purposes of the Plan, the fair market value of a share of the Class A Common Stock on any date shall be equal to (i) the closing sales price of a share of the Class A Common Stock on the New York Stock Exchange on the business day preceding such date or (ii) if there is no sale of the Class A Common Stock on such Exchange on such business day, the average of the bid and asked prices on such Exchange at the close of the market on such business day.

8.   Option Term.

          The term of any Option shall not be in excess of ten years from the date of the granting thereof; PROVIDED, HOWEVER, that, in the case of a Participant who owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of the Capital Stock at the time an Option which is an incentive stock option is granted to him, the term with respect to such Option shall not be in excess of five years from the date of the granting thereof.

9.   Limitations on Amount of Options Granted.

     A. The aggregate fair market value of the shares of the Class A Common Stock for which any Participant may be granted incentive stock options which are exercisable for the first time in any calendar year (whether under the terms of the Plan or any other stock option plan of the Company) shall not exceed $150,000.

     B. No Participant shall be granted Options to purchase more than 300,000 shares of the Class A Common Stock during any fiscal year that the Plan is in effect.

10.  Exercise of Options.

     A. The Committee may, in its discretion, provide for the exercisability of any Option other than Non-Employee Directors' Formula Options at the time of the granting of such Option. If the Committee does not so provide, then a Participant may not exercise an Option during the period commencing on the date of the granting of such Option to him and ending on the day next preceding the second anniversary of such date; and a Participant may (i) during the period commencing on the second anniversary of the date of the granting of an Option to him and ending on the day next preceding the third anniversary of such date, exercise such Option with respect to one-third of the shares granted thereby,
(ii) during the period commencing on such third anniversary and ending on the day next preceding the fourth anniversary of the date of the granting of such Option, exercise such Option with respect to two-thirds of the shares granted thereby, and (iii) during the period commencing on such fourth anniversary, exercise such Option with respect to all of the shares granted thereby.

     B. Except as hereinbefore otherwise set forth, an Option may be exercised either in whole at any time or in part from time to time.

     C. An Option may be exercised only by a written notice of intent to exercise such Option with respect to a specific number of shares of the Class A Common Stock and payment to the Company of the amount of the option price for the number of shares of the Class A Common Stock so specified; PROVIDED, HOWEVER, that all or any portion of such payment may be made in kind by the delivery of shares of the Class A Common Stock which have been held by the Participant for at least six months, having a fair market value equal to the portion of the option price so paid; PROVIDED, FURTHER, HOWEVER, that, subject to the requirements of Regulation T (as in effect from time to time) promulgated under the Exchange Act, the Committee may implement procedures to allow a broker chosen by a Participant to make payment of all or any portion of the option price payable upon the exercise of an Option and receive, on behalf of such Participant, all or any portion of the shares of the Class A Common Stock issuable upon such exercise.

     D. The Committee may, in its discretion, permit any option other than Non-Employee Directors' Formula Options to be exercised, in whole or in part, prior to the time when it would otherwise be exercisable.

11.  Transferability.

          No Option shall be assignable or transferable except by will and/or by the laws of descent and distribution and, during the life of any Participant, each Option granted to him may be exercised only by him.

12.  Termination of Employment.

          In the event a Participant leaves the employ of the Company and the Subsidiaries or ceases to serve as a consultant to the Company and/or as a Non-Employee Director, whether voluntarily or otherwise but other than by reason of his death or retirement on or after his 65th birthday, each Option theretofore granted to him which shall not have theretofore expired or otherwise been canceled shall, to the extent not theretofore exercised, terminate forthwith; PROVIDED, HOWEVER, that in the event that any Participant's employment or service with the Company and its Subsidiaries is terminated by the Company or a Subsidiary without cause or on account of a disability or if such Participant voluntarily resigns, such Participant may exercise any Option that was vested at the time of such termination, but only to the extent so vested, at any time during the business day immediately following the date of such termination and thereafter any Option held by such Participant, to the extent not theretofore exercised, shall terminate forthwith. In the event a Participant's employment with the Company and the Subsidiaries or service as a consultant to the Company and/or a Non-Employee Director terminates by reason of his death or retirement on or after his 65th birthday, each Option theretofore granted to him which shall not have theretofore expired or otherwise been cancelled shall become immediately exercisable in full and shall, to the extent not theretofore exercised, terminate upon the earliest to occur of the expiration of three months after the date of the qualification of a representative of his estate or such retirement, the expiration of a period of one year after the date of his death and the date specified in such Option.

13.  Adjustment of Number of Shares.

          In the event that a dividend shall be declared upon the Class A Common Stock payable in shares of the Class A Common Stock, the number of shares of the Class A Common Stock then subject to any Option, the number of shares of the Class A Common Stock reserved for issuance in accordance with the provisions of the Plan but not yet covered by an Option and the number of shares set forth in Sections 6B and 9B hereof shall be adjusted by adding to each share the number of shares which would be distributable thereon if such shares had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend. In the event that the outstanding shares of the Class A Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation, then, there shall be substituted for each share of the Class A Common Stock then subject to any Option, for each share of the Class A Common Stock reserved for issuance in accordance with the provisions of the Plan but not yet covered by an Option and for each share of the Class A Common Stock referred to in Sections 6B and 9B hereof, the number and kind of shares of stock or other securities into which each outstanding share of the Class A Common Stock shall be so changed or for which each such share shall be exchanged. In the event that there shall be any change, other than as specified in this Section 13, in the number or kind of outstanding shares of the Class A Common Stock, or of any stock or other securities into which the Class A Common Stock shall have been changed, or for which it shall have been exchanged, then, if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares then subject to any Option, the number or kind of shares reserved for issuance in accordance with the provisions of the Plan but not yet covered by an Option and the number or kind of shares referred to in Sections 6B and 9B hereof, such adjustment shall be made by the Committee and shall be effective and binding for all purposes of the Plan and of each stock option agreement or certificate entered into in accordance with the provisions of the Plan. In the case of any substitution or adjustment in accordance with the provisions of this Section 13, the option price in each stock option agreement or certificate for each share covered thereby prior to such substitution or adjustment shall be the option price for all shares of stock or other securities which shall have been substituted for such share or to which such share shall have been adjusted in accordance with the provisions of this Section 13. No adjustment or substitution provided for in this Section 13 shall require the Company to sell a fractional share under any stock option agreement or certificate. In the event of the dissolution or liquidation of the Company, or a merger, reorganization or consolidation in which the Company is not the surviving corporation, then except as otherwise provided in the second sentence of this Section 13, each Option, to the extent not theretofore exercised, shall terminate forthwith.

14.  Purchase for Investment, Withholding and Waivers.

     A. Unless the shares to be issued upon the exercise of an option by a Participant shall be registered prior to the issuance thereof under the Securities Act of 1933, as amended, such Participant will, as a condition of the Company's obligation to issue such shares, be required to give a representation in writing that he is acquiring such shares for his own account as an investment and not with a view to, or for sale in connection with, the distribution of any thereof. In the event of the death of a Participant, a condition of exercising any Option shall be the delivery to the Company of such tax waivers and other documents as the Committee shall determine.

     B. Each Participant shall make arrangements with the Company with respect to such income tax withholding as the Company shall determine in its sole discretion is appropriate to ensure payment of federal, state and local income tax due with respect to the issuance and/or exercise of non-incentive stock options exercised under the Plan.

     C. A Participant may, in the discretion of the Committee (or, in the case of a Non-Employee Director's Formula Option, in the discretion of the Board) and subject to such rules as the Committee (or, in the case of a Non-Employee Director's Formula Option, the Board) may adopt, elect to satisfy such withholding obligation, in whole or in part, by electing (an "Election") to deliver to the Company shares of the Class A Common Stock having a fair market value, determined as of the date that the amount to be withheld is determined (the "Tax Date"), equal to the amount required to be so withheld. The Participant shall pay the Company in cash for any fractional share that would otherwise be required to be delivered.

          Each Election shall be subject to the following restrictions:

               (i)    The Election must be made on or prior to the Tax Date; and

               (ii) The Election is subject to the approval of the Committee (or, in the case of a Non-Employee Director's Formula Option, the Board).

15.  No Shareholder Status.

          Neither any Participant nor his legal representatives, legatees or distributees shall be or be deemed to be the holder of any share of the Class A Common Stock covered by an Option unless and until a certificate for such share has been issued. Upon payment of the purchase price thereof, a share issued upon exercise of an Option shall be fully paid and non-assessable.

16.  No Restrictions on Corporate Acts.

          Neither the existence of the Plan nor any Option shall in any way affect the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Class A Common Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.

17.  Declining Market Price.

          In the event the fair market value of the Class A Common Stock declines below the option price set forth in any Option, the Committee may, at any time, adjust, reduce, cancel and regrant any unexercised Option or take any similar action it deems to be for the benefit of the Participant in light of the declining fair market value of the Class A Common Stock; PROVIDED, HOWEVER, that none of the foregoing actions may be taken without prior approval of the Board and none of the foregoing actions may be taken with respect to a Non-Employee Director's Formula Option.

18.  No Employment Right.

          Neither the existence of the Plan nor the grant of any Option shall require the Company or any Subsidiary to continue any Participant in the employ of the Company or such Subsidiary.

19.  Termination and Amendment of the Plan.

          The Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable; PROVIDED, HOWEVER, that the Board may not without further approval of the holders of a majority of the shares of the Capital Stock voting as a single class as provided in the Company's Certificate of Incorporation present in person or by proxy at any special or annual meeting of the shareholders, increase the number of shares as to which Options may be granted under the Plan (as adjusted in accordance with the provisions of Section 13 hereof), or increase the number of shares as to which Options may be granted under the Plan to any individual as provided in
Section 9B hereof. Except as otherwise provided in Section 13 hereof, no termination or amendment of the Plan may, without the consent of the Participant to whom any Option shall theretofore have been granted, adversely affect the rights of such Participant under such Option.

20.  Expiration and Termination of the Plan.

          The Plan shall terminate on the business day preceding the tenth anniversary of its effective date or at such earlier time as the Board may determine. Options may be granted under the Plan at any time and from time to time prior to its termination. Any Option outstanding under the Plan at the time of the termination of the Plan shall remain in effect until such Option shall have been exercised or shall have expired in accordance with its terms.

21.  Governing Law.

          The Plan shall be governed by the laws of the State of New York.


                                                     DETACH PROXY CARD HERE
------------------------------------------------------------------------------------------------------------------------------------
/ / MARK, SIGN, DATE AND
    RETURN THE PROXY CARD
    PROMPTLY USING THE                  /X/
    ENCLOSED ENVELOPE.        VOTES MUST BE INDICATED
                             (X) IN BLACK OR BLUE INK.

1.  Election of Directors                                                                                FOR   AGAINST   ABSTAIN

    FOR all nominees  /X/  WITHHOLD AUTHORITY to vote     /X/      2.  To amend the Kenneth Cole 1994    / /     / /       / /
    listed below           for all nominees listed below               Stock Option Plan to increase by
                                                                       1,000,000 the number of shares
    *EXCEPTIONS  /X/                                                   authorized for issuance.

NOMINEES: Paul Blum, Kenneth D. Cole, Robert C. Grayson,           3.  To ratify the selection by the    / /     / /       / /
          Denis F. Kelly, Stanley A. Mayer, Philip B. Miller           Board of Directors of Ernst &
                                                                       Young LLP as independent public
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY                   accountants for the Company for
INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT           the fiscal year ending
NOMINEE'S NAME IN THE SPACE PROVIDED BELOW).                           December 31, 2002.

*Exceptions                                                               To change your address, please
            -------------------------------------------------             mark this box.                         / /

                                                                       Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing
                                                                       attorney, executor, administrator, trustee or guardian,
                                                                       please give full title as such. If a corporation please sign in full corporate name by President or other authorized
                                                                       officer and affix corporate seal. If a partnership, please sign in partnership name by general partner.

Date            Share Owner sign here                                      Co-Owner sign here
    ------------                     --------------------------------------                  ---------------------------------------

--------------------------------------------------------------------------------

                         KENNETH COLE PRODUCTIONS, INC.
                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 23, 2002
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby authorizes Kenneth D. Cole and Stanley A. Mayer, and each of them individually, with power of substitution, to vote and otherwise represent all of the shares of Class A Common Stock of Kenneth Cole Productions, Inc., (the "Company"), held of record by the undersigned, at the Annual Meeting of Shareholders of the Company to be held at the Company's administrative offices, 2 Emerson Lane, Secaucus, N.J. 07094, on Thursday, May 23, 2002 at 10:00 a.m. local time, and any adjournment(s) thereof, as indicated on the reverse side hereof.

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated in each case, April 23, 2002. All other proxies heretofore given by the undersigned to vote shares of the Company's Class A Common Stock are expressly revoked.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DESCRIBED ON THE REVERSE HEREOF BY THE SHAREHOLDER. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES NOMINATED IN ITEM 1 AND FOR PROPOSALS 2 AND 3.

(Continued and to be dated and signed on the reverse side.)

                                             KENNETH COLE PRODUCTIONS, INC.
                                             P.O. BOX 11397
                                             NEW YORK, N.Y. 10203-0397